Exhibit 23.2

CONSENT OF NORTHSTAR RESEARCH PARTNERS

Northstar Research Partners (“Northstar”) hereby consents to the use of Northstar’s name and data from the research conducted by Northstar on behalf of Tumi Holdings, Inc. (the “Company”) in the Company’s Annual Report on Form-10-K for the year ended December 31, 2012 (“the Form 10-K”) and acknowledges that the Form 10-K will be incorporated by reference in the Company’s Registration Statement on Form S-8 (File No. 333-180869) and Registration Statement on Form S-1 (File No. 333-187095) and any amendments thereto.

March 21, 2013

NORTHSTAR RESEARCH PARTNERS

By:	/s/ Jim Neuwirth
Name: Jim Neuwirth
Title: President & Chief Executive Officer